BioSante Pharmaceuticals, Inc.
FOR IMMEDIATE RELEASE        Amex: BPA
BioSante Pharmaceuticals Reports
Net Profit of $2.8 million for 2006
And Investor Conference Call

LINCOLNSHIRE, Illinois (March 8, 2007) -- BioSante Pharmaceuticals, Inc. (Amex: BPA) today announced its 2006 financial results.

For the year ended December 31, 2006, BioSante recorded net income of approximately $2.8 million or $0.13 per basic and diluted share for the year ended December 31, 2006, compared to a net loss of $9.7 million or ($0.50) per basic and diluted share for the same period in 2005. The company’s cash, cash equivalents and short-term investments as of December 31, 2006 were approximately $11.5 million, compared to $9.1 million at December 31, 2005.

“2006 was a very important financial year for BioSante,” said Stephen M. Simes, BioSante’s president and chief executive officer. “We recorded our first ever year with net income which was primarily the result of the revenue from our agreement with Bradley Pharmaceuticals, Inc. for the marketing of Elestrin™ (estradiol gel). Due to a $2.625 million upfront licensing payment from Bradley and a $7.6 million private placement completed in July 2006, we were able to increase our cash balance from a year earlier. Based on our current cash balance and the additional milestone payments already due from Bradley, we believe we are in a solid financial position to move forward with our LibiGel development program and our other operations. We look forward to our investor conference call scheduled for Friday, March 9, 2007 at 9 am ET,” Simes concluded

BioSante will issue its development highlights and host its 2006 earnings conference call Friday, March 9, 2007. The conference call will include a discussion of the company’s development activities, financial results and current news. Details are provided below

*******************************Conference Call Information*****************************

BioSante Pharmaceuticals will host a conference call to discuss its 2006 financial and development accomplishments.

When - Friday, March 9, 2007 at 9:00 a.m. ET

Website for listen only http://www.vcall.com/IC/CEPage.asp?ID=114862

Live Domestic and Canada call in: - 877-407-0781

Live international call in - 201-689-8568

24 hour replay Domestic and Canada - 877-660-6853

24 hour replay International - 201-612-7415

24 hour replay, web access http://www.vcall.com/IC/CEPage.asp?ID=114862

Replay pass codes, (both required for playback)

Account # - 286 Conference ID - 234347

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About BioSante Pharmaceuticals, Inc.
BioSante is developing a pipeline of hormone therapy products to treat both men and women. These hormone therapy products are gel formulations for transdermal administration that deliver bio-identical estradiol and testosterone. BioSante's lead products include Elestrin™ (estradiol gel), developed through FDA approval by BioSante, indicated for the treatment of moderate-to-severe vasomotor symptoms associated with menopause, and LibiGel® (transdermal testosterone gel) in Phase III development for the treatment of female sexual dysfunction (FSD). The current market in the U.S. for estrogen and testosterone products is approximately $2.5 billion. The transdermal gel formulations used in the women's gel products are licensed by BioSante from Antares Pharma. The company also is developing its calcium phosphate nanotechnology (CaP) for novel vaccines, including hepatitis B, avian flu and biodefense vaccines for toxins such as anthrax, as well as a system for delivering drugs via alternative routes of administration. Additional information is available online at www.biosantepharma.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding BioSante contained in this news release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes,” “plans,” “hopes,” or comparable terminology, are forward-looking statements. Forward-looking statements are based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to BioSante that cause actual results to differ materially from those expressed in such forward-looking statements are the difficulty of developing pharmaceutical products, the success of clinical testing, obtaining regulatory and other approvals and achieving market acceptance, and other factors identified and discussed from time to time in BioSante's filings with the Securities and Exchange Commission, including those factors discussed in BioSante's most recent Forms 10-K and 10-Q, which discussion also is incorporated herein by reference. All forward-looking statements speak only as of the date of this news release. BioSante undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT: Phillip Donenberg
BioSante Pharmaceuticals, Inc.
(847) 478-0500
donenber@biosantepharma.com